UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

   FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 28, 2018

WYNN RESORTS, LIMITED
(Exact name of registrant as specified in its charter)

Nevada	000-50028	46-0484987
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
3131 Las Vegas Boulevard South Las Vegas, Nevada		89109
(Address of principal executive offices)		(Zip Code)
(702) 770-7555
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 of this report is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

The information set forth under Items 2.03 of this report is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On March 28, 2018, Wynn Resorts, Limited (the "Company"), and certain subsidiaries of the Company entered into a Credit Agreement (the "Credit Agreement") with Deutsche Bank AG Cayman Islands Branch, as administrative agent, Deutsche Bank Securities Inc., as Lead Arranger and Bookrunner, and the lenders party thereto. The Credit Agreement provides for a 364-day term loan facility to the Company in an aggregate principal amount of up to $800 million (the "Bridge Facility"). The annual interest rate applicable to the Bridge Facility is, at the option of the Company, (i) LIBOR plus the Applicable Margin, or (ii) the Base Rate plus the Applicable Margin (with LIBOR and Base Rate having customary definitions for financings of this type). Applicable Margin in turn means 1.75% per annum in the case of Base Rate loans and 2.75% per annum in the case of LIBOR loans.

Certain subsidiaries of the Company guarantee the obligations of the Company under the Credit Agreement. The Credit Agreement contains customary representations and warranties, events of default and negative and affirmative covenants, including, among other things, limitations on: sale and leaseback transactions; liens securing indebtedness; mergers and sales of assets; restricted payments; and transactions with affiliates.

The foregoing summary of the Credit Agreement is qualified by reference to the Credit Agreement, which is filed herewith as Exhibit 10.1.

On March 28, 2018, the Company borrowed the full amount available under the Bridge Facility. On March 30, 2018, the Company used the net proceeds of the Bridge Facility, along with cash on hand and approximately $250 million of borrowings under its U.S. credit facilities, which consist of $875 million and $125 million fully funded senior term loan facilities and a $375 million senior secured revolving credit, to repay in full the promissory note issued in connection with the redemption of all shares of the Company’s stock held by Aruze USA, Inc. as of February 18, 2012, and other amounts due pursuant to the Settlement Agreement and Mutual Release, dated March 8, 2018, by and between the Company, Stephen A. Wynn, Linda Chen, Russell Goldsmith, Ray R. Irani, Robert J. Miller, John A. Moran, Marc D. Schorr, Alvin V. Shoemaker, D. Boone Wayson, Allan Zeman, and Kimmarie Sinatra, and Universal Entertainment Corp. and Aruze USA, Inc.

On April 3, 2018, the Company used the net proceeds from the Equity Offering (as defined below) to repay all amounts borrowed under the Bridge Facility, together with all interest accrued thereon, and the Credit Agreement terminated pursuant to its terms.

Item 8.01	Other Events.

On April 3, 2018, the Company completed its previously announced registered public offering (the "Equity Offering") of 5,300,000 newly issued shares of its common stock, par value $0.01 per share, to Galaxy Entertainment Group Limited (or one of its affiliates) at a price of $175 per share for net proceeds of approximately $915.8 million, after deducting underwriting discounts and excluding the Company’s estimated offering expenses. The Company used the net proceeds from the Equity Offering to repay all amounts borrowed under the Bridge Facility, together with all interest accrued thereon, and intends to use the remaining net proceeds to repay certain other indebtedness of the Company.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1
Credit Agreement, dated as of March 28, 2018, by and among Wynn Resorts, Limited, as borrower, Wynn Group Asia, Inc. and Wynn Resorts Holdings, LLC, as guarantors, Deutsche Bank AG Cayman Islands Branch, as administrative agent, Deutsche Bank Securities Inc., as Lead Arranger and Bookrunner, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WYNN RESORTS, LIMITED

Dated: April 3, 2018	By:	/s/ Kim Sinatra
Kim Sinatra
Executive Vice President and General Counsel